Exhibit 99.2

EXECUTION COPY

ASSET PURCHASE AGREEMENT

Dated as of May 28, 2008

Between

BAJA MARINE CORPORATION,

BRUNSWICK CORPORATION,

BAJA BY FOUNTAIN, INC.

and

FOUNTAIN POWERBOAT INDUSTRIES, INC.

i

SCHEDULES

Schedule 2.1(a)	Equipment, tooling and other tangible personal property relating to the Purchased Models

Schedule 2.1(b)	Trademarks owned by Seller

Schedule 2.1(g)	URLs, website content, telephone and telephone facsimile numbers and other directory listings

Schedule 3.1	Delivery schedule

Schedule 4.3	Personal Property – Equipment, tooling and other tangible personal property relating exclusively to the Purchased Models

Schedule 4.4(a)	Trademarks

Schedule 4.4(f)	Status of Trademarks

Schedule 4.6	Contracts

Schedule 4.7	Status of Contracts

Schedule 4.8	Business Employees

EXHIBITS

Exhibit A	Assignment and Assumption Agreement

Exhibit B	Promissory Note

Exhibit C	Baja Engine Supply Agreement

Exhibit D	Omnibus Amendment

Exhibit E	Security Agreement

v

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 28, 2008, between Baja Marine Corporation, a Delaware corporation (“Seller”), Brunswick Corporation, a Delaware corporation (“Brunswick”), Baja By Fountain, Inc., a North Carolina corporation (“Buyer”) and Fountain Powerboat Industries, Inc., a Nevada corporation (“Parent”).

WHEREAS, Seller is, among other things, engaged in the business of manufacturing, marketing, selling and distributing sport and high-performance boats and related parts and accessories primarily under the brand name Baja in the United States and internationally (the “Business”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets of Seller with respect to the Business, all on the terms and subject to the conditions set forth herein;

WHEREAS, in connection with this sale, Brunswick’s Mercury Marine business unit desires to sell to Buyer, and Buyer desires to purchase from Brunswick, certain marine engines pursuant to an engine supply agreement attached hereto as Exhibit C (the “Baja Engine Supply Agreement”); and

WHEREAS, Buyer desires to make certain amendments to its agreements with Brunswick pursuant to a Third Omnibus Amendment and Agreement attached hereto as Exhibit D (the “Omnibus Amendment”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under Common Control with such Person.

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Allocation Schedule” has the meaning set forth in Section 3.2.

“Assigned Intellectual Property” means any Intellectual Property that is included in the Purchased Assets, whether or not protected by any Intellectual Property Rights.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement attached hereto as Exhibit A.

“Assumed Liabilities” has the meaning specified in Section 2.3.

“Baja Engine Supply Agreement” has the meaning specified in the third recital of this Agreement.

“Brunswick” has the meaning specified in the third recital of this Agreement.

“Business” has the meaning specified in the first recital of this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Chicago, Illinois.

“Business Employees” has the meaning specified in Section 4.8.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer and Parent under this Agreement or in connection herewith.

“Buyer Group Member” means (i) Buyer, Parent and their Affiliates and (ii) the respective successors and assigns of each of the foregoing.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.

“Claim Notice” has the meaning specified in Section 10.3.

“Closing” means the closing of the transfer of the Purchased Assets from Seller to Buyer and the assumption of the Assumed Liabilities by Buyer.

“Closing Date” has the meaning specified in Section 3.3.

“Code” means the Internal Revenue Code of 1986.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 19, 2008, between Parent and Brunswick.

“Contaminant” means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities,

by contract or otherwise. The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.

“Court Order” means any judgment, order, award or decree of any United States federal, state or local, or any supra-national or non-U.S., court or tribunal and any award in any arbitration proceeding.

“Dedicated Plant” means the manufacturing facility located at Bucyrus, Ohio.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement or defect in title.

“Environmental Law” means all Requirements of Laws relating to or addressing the environment, health or safety, including CERCLA, OSHA and RCRA and any state equivalent thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Liabilities” has the meaning specified in Section 2.4.

“Expenses” means any and all reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“FPI” means Fountain Powerboats, Inc., a wholly owned subsidiary of Parent.

“Governmental Body” means any United States federal, state or local, or any supra-national or non-U.S., governmental authority or regulatory body.

“Indemnified Party” has the meaning specified in Section 10.3.

“Indemnitor” has the meaning specified in Section 10.3.

“Intellectual Property” means any invention, process, design, drawing, name, mark or logo, without regard to the form of protection or ownership.

“Intellectual Property Rights” means patents, Trademarks, Trade Secrets, copyrights (whether or not registered) and other rights to use or to exclude others from using any Intellectual Property and applications for any of the foregoing.

“IRS” means the Internal Revenue Service.

“Loan” has the meaning specified in Section 3.5.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges; provided, that Losses shall not include punitive, special or consequential or opportunity cost damages of any kind or the loss of anticipated or future business or profits; provided, further, that the foregoing proviso shall not apply to any Losses suffered by any Seller Group Member as a result of or relating to Buyer’s use of the Seller Trademarks on or after the Closing Date.

“Material Adverse Effect” means any change, effect, event or occurrence that has resulted in a material adverse effect on the results of operations or financial condition of the Business, except any such effect resulting from or arising in connection with (i) changes in generally applicable economic, regulatory or political conditions, (ii) changes in conditions or circumstances generally affecting the industries in which the Business operates, (iii) this Agreement and the transactions contemplated hereby or the announcement or consummation of this Agreement or such transactions or (iv) the adoption, promulgation, modification or reinterpretation of any Requirements of Laws relating to the Business.

“Offered Employees” has the meaning specified in Section 6.2.

“Omnibus Amendment” has the meaning specified in the fourth recital to this Agreement.

“OSHA” means the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.

“Permitted Encumbrances” means (i) liens for Taxes and other governmental charges and assessments which are (a) not yet due and payable or (b) being contested in good faith by appropriate proceedings, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums (a) not yet due and payable or (b) being contested in good faith by appropriate proceedings; and (iii) other Encumbrances on property which do not materially adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such Encumbrances.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Processes” means Seller’s: lamination process for hulls, decks, liners and small parts; painting process; and upholstery process. Processes do not include either the Light Resin Transfer Molding (“LRTM”) process or the Siemens Composite Resin Infusion Molding Process (“SCRIMP”).

“Purchase Price” has the meaning specified in Section 3.1(a).

“Purchased Assets” has the meaning specified in Section 2.1.

“Purchased Models” means the following Baja boat models for the model year 2009 and later: Outlaw (20, 23, 26, 30, 35, 40); Performance (Hammer X, 245, 278, 335, 415); Islander (192, 202, 247, and 277).

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or real property.

“Requirements of Laws” means any United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

“Security Agreement” has the meaning specified in Section 3.5.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Agreements” has the meaning specified in Section 4.7.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.

“Seller Group Member” means (i) Seller, Brunswick and their Affiliates and (ii) the respective successors and assigns of each of the foregoing.

“Software” means computer software programs and related documentation and materials, whether in source code, object code or human readable form.

“Straddle Period” means any taxable year or period beginning before and ending after the Closing Date.

“Tax” means any United States federal, state or local, or non-U.S., net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Code Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Person Claim” has the meaning specified in Section 10.3.

“Trademarks” means United States, state and non-U.S. trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending applications to register any of the foregoing.

“Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, models, designs, drawings, materials and parts lists, manufacturing techniques, reports, customer lists, supplier lists and prices, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

“Transaction Documents” means, collectively, this Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements, without duplication.

“Transferred Employees” has the meaning specified in Section 6.2.

1.2. Interpretation. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement and the other Transaction Documents shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II

PURCHASE AND SALE

2.1. Purchased Assets. Upon the terms and subject to the conditions of this Agreement, and subject to Section 2.2, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), all of Seller’s right, title and interest in, to and under the following assets, rights, contracts and claims of Seller, as the same shall exist on the Closing Date (herein collectively called the “Purchased Assets”):

(a) all equipment, tooling and other tangible personal property relating to the Purchased Models and listed in Schedule 2.1(a) (the “Equipment”);

(b) all Trademarks (and all good will associated with such trademarks) owned by Seller set forth on Schedule 2.1(b);

(c) all Intellectual Property used or held for use exclusively relating to the Purchased Models and all Intellectual Property Rights covering such items, if any;

(d) all of Seller’s rights, claims or causes of action against third parties relating primarily to any Purchased Asset or any Assumed Liability;

(e) all sales, advertising and marketing materials of Seller relating exclusively to the Purchased Models and all Intellectual Property Rights, if any, covering exclusively such items;

(f) copies of all drawings, imprints and blueprints, patterns, design software files, lamination schedules, build books and production process documentation relating exclusively to the Purchased Models (the “Manufacturing Documents”) and all Intellectual Property Rights, if any, covering exclusively such items; and

(g) except as disclosed in Schedule 2.1(g), the URLs, domain names, website content, telephone and telephone facsimile numbers and other directory listings utilized by Seller exclusively in the conduct of the Business and set forth on Schedule 2.1(g) and all Intellectual Property Rights, if any, covering such items.

Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment or instrument included in the Purchased Assets, if an attempted assignment thereof without the consent of a third party thereto (other than a Seller Group Member) would constitute a breach or other contravention thereof, but this provision (x) shall apply only to the extent before the Closing Seller provides written notice to Buyer of the specific items so excluded by reason of this provision and (y) shall not be deemed to excuse any breach of any representation or warranty or covenant of Seller.

2.2. Excluded Assets. Notwithstanding any provision in the Transaction Documents to the contrary, all assets, properties, rights and interests of Seller and its Affiliates of every kind and description, wherever located, real, personal or mixed, tangible or intangible, not included in the Purchased Assets (herein referred to as the “Excluded Assets”) will not be sold, transferred, assigned, conveyed or delivered to Buyer, including:

(a) all goodwill generated by, and associated with, the Business, except that good will associated with Trademarks transferred to Buyer is not an Excluded Asset;

(b) the Dedicated Plant, together with all buildings, fixtures and improvements erected thereon and all appurtenant easements and other rights and interests appurtenant thereto;

(c) all boat and engine inventory located at the Dedicated Plant;

(d) one of the two sets of Hammer X tooling (solely for the purpose of building the Sea Ray Pachanga model), including, but not limited to, the plug/masters;

(e) all cash, bank accounts, bank deposits and cash equivalents of Seller;

(f) all notes and accounts receivable (including all intercompany receivables owed to Seller by any Affiliate of Seller) generated by the Business prior to the close of business on the Closing Date, and any collateral or other security relating thereto and the proceeds thereof;

(g) except as set forth in Schedule 2.1(a), all computer, hardware, systems, networking or communications assets owned or leased by the Business;

(h) all of Seller’s rights, claims or causes of action against third parties relating primarily to any Excluded Asset or Excluded Liability;

(i) all insurance policies relating to the Business and all claims, credits, causes of action or rights thereunder and proceeds thereof;

(j) all books and records of the Business other than those identified in Section 2.1(f) and Section 2.1(g), including construction records and quality documentation for all boats produced by Seller; provided, however, the Seller shall provide Buyer (within a reasonable time after request by Buyer at Buyer’s expense, subject to Section 6.8 hereof) with copies of any records of the Business, reasonably required by Buyer or Parent to (i) comply with any Requirements of Laws, including, without limitation, securities law, rules and regulations or (ii) to assist Buyer or Parent to investigate, analyze or defend against any Third Party Claims or (iii) to assist Buyer to assert or defend rights to any of the Purchased Assets.

(k) Seller’s rights arising under this Agreement and the other Transaction Documents or the transactions contemplated hereby or thereby;

(l) all contracts, agreements, commitments, purchase orders, licenses, leases and other instruments, whether written or oral, related to the Business,;

(m) all of Seller’s ERISA Plans and other employee benefit plans and all assets held, or set aside to fund the obligations of Seller, thereunder;

(n) all refunds of any Tax for which Seller is liable pursuant to Section 6.1; and,

(o) all assets of the Business sold or otherwise disposed of in the ordinary course of business during the period from the date of this Agreement until the Closing Date.

2.3. Assumed Liabilities. On the Closing Date, Buyer shall deliver to Seller the Instrument of Assumption pursuant to which Buyer shall assume and agree to pay, perform and discharge the following liabilities and obligations of Seller, of whatever kind or nature (whether direct or indirect, known or unknown, absolute or contingent, or otherwise), in accordance with their respective terms and subject to the respective conditions thereof:

(a) all liabilities and obligations relating to, or arising from, the conduct of the Business by Buyer or any of its Affiliates or the use of the Purchased Assets by Buyer or any of its Affiliates after the Closing Date (including any accounts payable incurred or accrued by Buyer on or after the Closing Date);

(b) all liabilities and obligations arising from, in connection with or relating to products of the Business manufactured on or after the Closing Date, including warranty obligations, product liabilities and recall obligations, irrespective of the legal theory asserted; and

(c) all liabilities and obligations in respect of Taxes for which Buyer is liable pursuant to Section 6.1.

All of the foregoing liabilities and obligations to be assumed by Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the “Assumed Liabilities.” Notwithstanding the foregoing, Assumed Liabilities does not include, and Buyer shall have no liability for, any liability with respect to which Seller has indemnified Buyer pursuant to Article IX.

2.4. Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Seller or its Affiliates, of whatever kind or nature (whether direct or indirect, known or unknown, absolute or contingent, or otherwise), other than the Assumed Liabilities. All such liabilities and obligations not being assumed being herein called the “Excluded Liabilities”. The Excluded Liabilities include, but are not limited to:

(a) any liability or obligation related to any accounts payable or any indebtedness of Seller, except those liabilities or obligations arising on or after the Closing Date relating to the Purchased Assets or the Business; provided, however, that liabilities that accrue before the Closing Date, but that are payable or performable after the Closing Date, shall be deemed to have arisen before the Closing Date;

(b) any liability or obligation related to, associated with or arising out of (i) the occupancy, operation, use or control of the Dedicated Plant, or (ii) the operation of the Business on or prior to the Closing Date, in each case, including, without limitation, those liabilities and obligations incurred under or imposed by any Environmental Law, including any Release or threatened Release of any Contaminant on, in, at, to, beneath or from the Real Property;

(c) any liability or obligation related to the Business’s 2008 Model Year Dealer Finance Assistance and Purchasing Programs;

(d) any liabilities in respect of Taxes for which Seller is liable pursuant to Section 6.1;

(e) any costs and expenses incurred by Seller incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

(f) all liabilities and obligations arising from, in connection with, or relating to, products or services (including, but not limited to, any obligations to repair or replace such products and damage for product liability or personal injuries) of the Business (x) manufactured, provided or sold prior to the Closing Date or (y) sold after the Closing Date by any person other than Buyer, if manufactured prior to the Closing Date or (z) manufactured, provided or sold after the Closing Date by or on behalf of Seller or any Affiliate of Seller; and

(g) any liabilities or obligations relating to any Excluded Assets.

ARTICLE III

PURCHASE PRICE; CLOSING; TRANSACTIONS AT CLOSING

3.1. Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”), shall be equal to $4,000,000 (Four Million Dollars). Subject to fulfillment or waiver of the conditions set forth in Article VII, at Closing Buyer shall deliver to Seller the Purchase Price by wire transfer of immediately available funds to a bank account designated by Seller. Seller shall transport the Purchased Assets to Buyer’s premises in Washington, North Carolina, which transport shall be pursuant to a carrier and terms mutually acceptable to Buyer and Seller. The Purchased Assets shall be delivered by Seller FOB Buyer’s premises in Washington, North Carolina, in accordance with the schedule set forth in Schedule 3.1 with risk and title passing to Buyer upon delivery to such premises.

3.2. Allocation of Purchase Price. Within 60 days following the Closing (or later, as mutually agreed), Buyer and Seller shall negotiate and prepare a schedule (the “Allocation Schedule”) allocating the Purchase Price (including, for purposes of this Section 3.2, any other consideration paid to Seller including the Assumed Liabilities) among the Purchased Assets. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder. Buyer and Seller each agrees to file IRS Form 8594, and all United States federal, state and local, and non-U.S., Tax Returns, in accordance with the Allocation Schedule. Buyer and Seller each agrees to provide the other promptly with any other information required to complete IRS Form 8594.

3.3. Closing Date. The Closing shall be consummated, as promptly as practicable, but in no event later than the second Business Day, after the conditions set forth in Articles VII and VIII have been satisfied, at the offices of Seller, or at such other place or at such other time as shall be agreed upon by Buyer and Seller; provided, that, at Seller’s election, the Closing may be deferred until the last day of the first accounting period of Seller that ends after the scheduled Closing date. The Closing shall be deemed to have become effective as of the close of business on the date on which the Closing is actually held, and such time and date are sometimes referred to herein as the “Closing Date.”

3.4. Loan to Buyer. At Closing, Seller shall make a loan in the amount of $4,000,000 (Four Million Dollars) by payment to Buyer by wire transfer of immediately available funds to a bank account designated by Buyer (the “Loan”). Buyer shall deliver to Seller a Subordinated Promissory Note for the full amount of the Loan in the form attached as Exhibit B. At Closing, Buyer shall deliver to Seller a security agreement securing the obligations due under the Promissory Note in the form attached as Exhibit E (the “Security Agreement”).

3.5. Buyer’s Additional Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article VII, at Closing Buyer shall deliver to Seller all of the following:

(a) the Assignment and Assumption Agreement duly executed by Buyer;

(b) assignments with respect to each of the Trademarks and pending applications for the registration or issuance of any Trademarks included in the Purchased Assets, duly executed by Buyer;

(c) the Baja Engine Supply Agreement duly executed by Buyer;

(d) the Promissory Note duly executed by Buyer;

(e) the Security Agreement duly executed by Buyer; and

(f) the Omnibus Amendment duly executed by Buyer, Parent and Fountain Powerboats, Inc. (“FPI”).

3.6. Seller’s Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article VIII, at Closing Seller shall deliver to Buyer all of the following:

(a) the Assignment and Assumption Agreement duly executed by Seller;

(b) certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

(c) all consents, waivers or approvals obtained by Seller with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

(d) the Baja Engine Supply Agreement duly executed by Seller;

(e) the Promissory Note duly executed by Seller;

(f) the Security Agreement duly executed by Seller;

(g) the Omnibus Amendment duly executed by Brunswick;

(h) assignments with respect to each of the Intellectual Property and Intellectual Property Rights included in the Purchased Assets, duly executed by Seller;

and

(i) such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.

Seller shall package and deliver the tangible Purchased Assets to Buyer’s premises in North Carolina. Seller shall otherwise take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer and agrees as follows:

4.1. Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions in which the ownership or leasing of the Purchased Assets or the conduct of the Business requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Seller has full corporate power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted.

4.2. Authority of Seller; Noncontravention; Consents and Approvals.

(a) Seller has full corporate power and authority to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements. This Agreement has been duly authorized, executed and delivered by Seller and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and each of the Seller Ancillary Agreements has been duly authorized by Seller and upon execution and delivery by Seller will be (assuming the valid authorization, execution and delivery by Buyer, where Buyer is a party, or the other party or parties thereto) a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject, in each case, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b) Neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements by Seller or the consummation by Seller of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment by Seller of the terms, conditions and provisions hereof or thereof will:

(i) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 4.2(b)(ii), conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights relating to the Business under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, except for any Permitted Encumbrance, under (A) the Certificate of Incorporation or By-Laws of Seller, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Seller is a party or any of the Purchased Assets is subject or by which Seller is bound, (C) any Court Order to which Seller is a party or any of the Purchased Assets is subject or by which Seller is bound or (D) any Requirements of Laws affecting the Purchased Assets, other than, in the case of clauses (B), (C) and (D)

above, any such conflicts, breaches, defaults, rights, loss of rights or Encumbrances that would not have a Material Adverse Effect; or

(ii) require the approval, consent, authorization or act of, or the making by Seller of any declaration, filing or registration with, any Person, except such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not have a Material Adverse Effect.

4.3. Personal Property and Manufacturing Documents. Schedule 4.3 contains a list of all equipment, tooling and other tangible personal property relating exclusively to the Purchased Models (i) owned by Seller or (ii) located at the Dedicated Plant that is used or held for use exclusively in the conduct of the Business in the ordinary course. The items identified in Schedule 2.1(a) are a subset of the assets identified in Schedule 4.3. Buyer has selected the assets identified in Schedule 2.1(a) for purchase.

4.4. Intellectual Property; Software.

(a) Trademarks. Schedule 4.4(a) contains a list and description (showing in each case the registered or other owner and registration or application number, if any) of all material Trademarks owned by Seller and used by Seller exclusively in connection with the manufacture, sale and distribution of the Purchased Models.

(b) Owned Nonexclusive Use. There are no material Intellectual Property Rights included in the Purchased Assets owned by Seller that are used by Seller in connection with the manufacture, sale and distribution of the Purchased Models, and are also used by a Seller Group Member in connection with the manufacture of other products.

(c) Seller has licensed the rights to the LRTM and SCRIMP processes. The LRTM and SCRIMP processes are not included in the Purchased Assets. Seller has not licensed from any third party any other Intellectual Property or Intellectual Property Rights for use in manufacturing or distributing any of the Purchased Models. In manufacturing the Purchased Models, Seller uses many standard boatbuilding practices common to the boatbuilding industry (“Unprotected Practices”). Seller makes no representation to Buyer that Seller owns any Intellectual Property Rights with respect to the Unprotected Practices.

(d) There are no agreements, contracts, licenses, sublicenses, assignments or indemnities that relate to any Intellectual Property or Intellectual Property Rights included in the Purchased Assets.

(e) Seller owns the entire right, title and interest in and to the Trademarks listed in Schedule 4.4(a), free and clear of any Encumbrance. Seller has the right to transfer all such rights to Buyer without the approval or consent of any third party (including, without limitation, any Affiliate of Seller).

(f) Except as disclosed in Schedule 4.4(f), (i) all registrations for Trademarks identified in Schedule 4.4(a) as being owned by Seller are in force, and all applications to register any unregistered Trademarks so identified are pending and in good standing, all without challenge of any kind, and (ii) Seller has the right to bring actions for infringement or unauthorized use of such Trademarks.

(g) (1) Seller is not aware of any circumstances which lead Seller to believe Buyer’s manufacture, sale or distribution of the Purchased Models in the manner manufactured, sold and distributed by Seller will infringe the Intellectual Property Rights of any third party, including, without limitation, the Intellectual Property Rights of any Affiliate of Seller, and (2) no third party (including, without limitation, any Affiliate of Seller) has notified Seller that the manufacture, sale or distribution of the Purchased Models in the manner manufactured, sold or distributed by Seller infringes the Intellectual Property Rights of any third party or that any of the Trademarks of Seller being sold to Buyer are invalid.

(h) Neither Seller nor any Affiliate of Seller has granted to any Third Party any license or other right to any Intellectual Property included in the Purchased Assets and neither Seller nor any Affiliate of Seller is aware of any such license or right granted by any third party.

4.5. Title to Property. Seller has good and marketable title to all of the tangible Purchased Assets purported to be owned by it, free and clear of all Encumbrances, except for (i) assets disposed of in the ordinary course of business, and (ii) Permitted Encumbrances. Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 3.6, Seller will thereby transfer to Buyer good and marketable title to all of the tangible Purchased Assets purported to be owned by it, subject to no Encumbrances, except for Permitted Encumbrances.

4.6. Contracts. Except as set forth in Schedule 4.6 or any other Schedule hereto, Seller is not, with respect to the Business, a party to or bound by:

(i) any contract related exclusively to the Purchased Models for the purchase of services, materials, supplies or equipment that Seller reasonably anticipates will involve the payment of more than $50,000 after the date hereof which cannot be terminated upon notice of 90 days or less without payment by Seller of any material penalty (other than purchase orders and contracts for materials, supplies and inventory entered into in the ordinary course); or

(ii) any distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract that Seller reasonably anticipates will involve the payment of more than $50,000 after the date hereof.

4.7. Status of Contracts. Except as set forth in Schedule 4.7 or in any other Schedule hereto, each of the contracts and other agreements listed in Schedules 4.3 and 4.6 (collectively, the “Seller Agreements”) constitutes a valid and binding obligation of Seller, and, to the Knowledge of Seller, the other parties thereto and is in full force and effect. Seller has fulfilled and performed in all material respects its obligations under each of the Seller Agreements to which it is a party, and Seller is not in breach or default under any of the Seller Agreements to which it is a party. Copies of each of the Seller Agreements have previously been delivered to Buyer by Seller.

4.8. Employees. Schedule 4.8 contains a list of all employees of Seller with respect to the Business as of March 31, 2008 (the “Business Employees”).

4.9. No Finder. Neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows:

5.1. Organization of Buyer. It is a corporation duly organized, validly existing and in good standing under the laws of the state in which it was organized and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

5.2. Authority of Buyer; Noncontravention; Consents and Approvals.

(a) Buyer has full corporate power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s Board of Directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Seller) is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by Seller, where Seller is a party, or the other party or parties thereto) a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject, in each case, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b) Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements by Buyer or the consummation by Buyer of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment by Buyer of the terms, conditions and provisions hereof or thereof will:

(i) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 6.2(b)(ii), conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the certificate of incorporation or by-laws of Buyer, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (C) any Court Order to which Buyer is a party or by which it is bound or (D) any Requirements of Laws affecting Buyer, other than, in the case of clauses (B), (C) and (D) above, any such conflicts, breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not have a material adverse effect on the business, results of operations or financial condition of Buyer; or

(ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person, except such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not have a material adverse effect on the business, results of operations or financial condition of Buyer.

5.3. No Violation or Litigation. Except as set forth in Schedule 5.3:

(a) As of the date hereof, there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of Buyer, threatened against Buyer which are reasonably likely to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b) As of the date hereof, there is no action, suit or proceeding pending or, to the Knowledge of Buyer, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

5.4. Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the incurrence of any indebtedness in connection therewith, the assets of Buyer will exceed its liabilities. In connection with the consummation of the transactions contemplated hereby and the incurrence of any indebtedness in connection herewith, Buyer does not intend that it would incur, and does not believe that it will incur, debts that would be beyond its ability to pay as the debts mature.

5.5. No Finder. Neither Buyer nor any Person acting on Buyer’s behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

5.6. Use of Purchased Assets. Buyer acknowledges its intention to use the Purchased Assets to manufacture the Purchased Models, and acknowledges that it does not intend to acquire the Purchased Assets for resale. Decisions by Buyer about commencement, continuance and discontinuance of manufacturing and volumes of Purchased Models will be based on a number of factors, including, without limitation, Buyer’s resources, market conditions, the competitiveness of Purchased Models in technical obsolescence, performance, sales volumes and price.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1. Taxes.

(a) Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities, in each case attributable to taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date. Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business for the period after Buyer begins operation, the Purchased Assets and the Assumed Liabilities that are attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date. For purposes of this Section 6.1, any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

(b) Notwithstanding Section 6.1(a), any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Business, the Purchased Assets or the Assumed Liabilities shall be paid by Buyer. Buyer agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

(c) Seller or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 6.1. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

(d) After the Closing Date, each of Seller and Buyer shall (and cause their respective Affiliates to):

(i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

(ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Business or the Purchased Assets;

(iii) make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of the Business or the Purchased Assets;

(iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Business or the Purchased Assets for taxable periods for which the other may have a liability under this Section 6.1; and

(v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

6.2. Employees. Buyer shall have the option in its sole discretion to offer employment to any or all Business Employees (the “Offered Employees”) effective on the Closing Date (or, in the case of Transferred Employees who are on disability or leave of absence (including military leave), as soon as they are removed from disability status or return from leave). All such Employees who accept such offers of employment are referred to herein as the “Transferred Employees”. Buyer shall have sole discretion with respect to each offer of employment to determine the position, salary or wages, as the case may be, and welfare and pension benefits to be offered. Seller shall terminate employment of all Transferred Employees effective on or before the Closing. Seller makes no representation as to whether Offered Employees will accept employment with Buyer. Buyer shall have no liability or obligation with respect to the Transferred Employees for any period prior to their employment by Buyer. Buyer is not assuming any employee benefit plan or other obligation with respect to any employees contractors or other agents of Seller, including Transferred Employees.

6.3. Post-Closing Reimbursements.

(a) To the extent that any customer or other third party takes a deduction against any invoice paid or any notes or accounts receivable owed to Seller which deduction constitutes an Assumed Liability, Seller shall be entitled to be reimbursed by Buyer for such deduction. To the extent that any customer or other third party takes a deduction against any invoice paid or any notes or accounts receivable owed to Buyer which deduction is not an Assumed Liability, Buyer shall be entitled to be reimbursed by Seller for such deduction. Buyer or Seller, as the case may be, shall promptly notify the other in writing of any such deduction and, upon receipt of proper documentation of the deduction, the reimbursing party shall promptly (and, in any event, within ten Business Days of receipt of notice) reimburse the other party for the amount of such deduction by wire transfer to the designated bank account of the other party.

(b) Seller and Buyer shall cooperate in good faith in order to ensure that Seller receives payment of the notes and accounts receivable arising from the conduct of the Business prior to the close of business on the Closing Date and that Buyer receives payment of notes and accounts receivable arising thereafter. To the extent that either Buyer or Seller receives payment of any notes or accounts receivable owned by the other party, Buyer and Seller agree to promptly (and, in any event, within ten Business Days of receipt) remit the proceeds by wire transfer to the designated bank account of Seller or Buyer, as appropriate. Seller may direct all trade debtors to make payment on such notes and accounts receivable arising from the conduct of the Business prior to the close of business on the Closing Date to Seller’s specified address and/or account.

6.4. Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called bulk sales or bulk transfer law of any jurisdiction in connection with the sale of the Purchased Assets to Buyer.

6.5. Training of Sales Personnel; Dealer Programs; Accessibility of Sea Ray Distribution Channel.

(a) Seller shall make its employee, Rob Parmentier, available to provide up to three business days of training to Buyer’s sales personnel. Buyer shall be responsible for all of Seller’s travel expenses relating to this training.

(b) Seller understands and agrees that Buyer may seek to distribute Baja and Fountain-branded boats through the Sea Ray distribution channel. Brunswick, through its Sea Ray Division, shall not expressly restrict Sea Ray dealers from selling Baja or Fountain brand products during the term of the Baja Engine Supply Agreement; provided, however, that Sea Ray may maintain or adopt dealer incentive programs from time to time to provide incentives to Sea Ray dealers for the exclusive distribution of Sea Ray products. To the extent eligibility for a Sea Ray dealer incentive program is based upon “competitive products” and Buyer or Parent builds products in the performance and performance fishing category and not in category segments in which Sea Ray competes, Sea Ray will not consider such Baja or Fountain products as “competitive products” during the term of the Baja Engine Supply Agreement for purposes of the applicable Sea Ray dealer incentive program.

(c) After the Closing, Seller will administer the 2008 Model Year dealer incentive and financing program for the Purchased Models at Seller’s expense. Buyer will initiate its own dealer incentive and financing program beginning in Model Year 2009 effective July 1, 2008 on such terms and conditions as Buyer deems appropriate. Buyer will have no liability for any amounts earned by dealers pursuant to Seller’s dealer program, whether before or after the Closing. Seller will have no liability for any amounts earned by dealers pursuant to Buyer’s dealer program.

6.6. Supply of Baja Parts. Buyer agrees to use reasonable commercial efforts to supply Seller with its requirements for parts and accessories as needed to perform Seller’s warranty obligations with respect to the Purchased Models pursuant to the terms of a supply agreement to be negotiated and agreed upon in good faith by Buyer and Seller (the “Supply Agreement”).

6.7. Use of Purchased Assets. Buyer agrees to make commercially reasonable efforts to use the Purchased Assets to manufacture the Purchased Models, and acknowledges that the acquisition of the Purchased Assets is not for immediate resale, subject in all instances to the discretion of Buyer described in Section 5.6.

6.8 Financial Statements and SEC Disclosures. Notwithstanding anything herein to the contrary, if Buyer reasonably requires additional financial information from Seller relating to the Business in order to respond to questions or requests by the Securities and Exchange Commission (“SEC”), Seller shall provide to Buyer, at Seller’s sole cost and expense, the profit and loss statement for the Business for the 2005 fiscal year, as well as the balance sheet for the Business for the 2004 and 2005 fiscal years, as well as any other financial information relating to the fiscal years ended December 31, 2004, 2005, 2006 and 2007 and any stub period during the period beginning January 1, 2004 and ending on or prior to the Closing Date requested by the SEC, and reasonably requested by Buyer for this purpose. Seller agrees to retain such financial records for a period of five years after the Closing, and to provide access to such records, upon reasonable notice, during regular business hours, at the location of such records. Buyer shall be responsible for all expenses relating to any outside auditor or accounting fees in connection with its request for and review of such documents.

6.9. Warranty Obligations. Seller shall be responsible for any and all warranty claims, and for all repairs, for boats produced by or on behalf of Seller prior to the Closing, including, without limitation, with respect to the Purchased Models. This responsibility shall include, but shall not be limited to, the administration of all warranty claims processes, including customer point of contact, claim approval, claim denial, reimbursement for repairs, repair or replacement of any components, as defined under the terms and conditions of the Baja Express Limited Transferable Warranty.

6.10 Trade Secrets. Seller and all Affiliates of Seller shall maintain the confidentiality of all Trade Secrets included in the Purchased Assets.

6.11 Title Transfer. Following the Closing, Seller shall provide Buyer at Seller’s expense any document reasonably requested by Buyer to evidence Buyer’s ownership of the Purchased Assets.

6.12 Covenant Not to Sue.

(a) Seller covenants that neither Seller nor any Seller Group Member shall bring any action against Buyer or any Buyer Group Member for infringement of any Intellectual Property based upon any process or method of manufacture of any Purchased Model or any feature of any Purchased Model, provided that such process or method was implemented in the manufacture of such Purchased Model prior to the Closing Date, or such feature was present in such Purchased Model as of the Closing Date.

(b) Buyer covenants that neither Buyer nor any Buyer Group Member shall bring any action against Seller or any Seller Group Member for infringement of any Assigned Intellectual Property based upon any process or method of manufacture of any product by Seller or its affiliates or any feature of any product of Seller or its Affiliates, provided that such process or method was implemented by Seller or its Affiliates in the manufacture of any product prior to the Closing Date, or such feature was present in any product of Seller or its Affiliate as of the Closing Date

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, at the option of Buyer (to the extent permissible under applicable Requirements of Laws), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

7.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Seller in the performance of any of its covenants and agreements herein; each of the representations and warranties of Seller contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted by this Agreement and other than breaches of representations and warranties which, individually or in the aggregate, are not reasonably likely to be have a Material Adverse Effect.

7.2. No Restraint. No injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated by this Agreement.

To the extent that Seller can demonstrate that, prior to Closing, Reginald Fountain, Irving Smith or Tony Romersa had actual knowledge of the failure of any conditions or the breach by Seller of any of the representations, warranties or agreements of Seller herein, and nevertheless Buyer proceeded with the Closing, Buyer shall be deemed to have waived for all purposes any rights or remedies it may have against the Seller under this Agreement or otherwise by reason of the failure of any such conditions or the breach of any such representations, warranties or agreements. It is agreed that the presence of information in due diligence materials without a clear connection to the condition, representation, warranty or agreement in question shall not by itself be sufficient to demonstrate actual knowledge

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement shall, at the option of Seller (to the extent permissible under applicable Requirements of Laws), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

8.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction permitted by this Agreement and other than breaches of representations and warranties which, individually or in the aggregate, are not reasonably likely to be have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or to perform its obligations hereunder.

8.2. No Restraint. No injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated by this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1. Indemnification by Seller.

(a) Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from: (i) any breach of any warranty or the inaccuracy of any representation of Seller contained or referred to in this Agreement; (ii) any breach by Seller of any of its covenants or agreements in this Agreement; or (iii) any Excluded Liability (as described in Section 2.4); provided, however, that:

(A) Subject to Paragraph (C) below, Seller shall not be required to indemnify and hold harmless under clauses (i) or (ii) of this Section 9.1(a) with respect to Losses and Expenses incurred by Buyer Group Members unless the aggregate amount of such Losses and Expenses subject to indemnification by Seller exceeds $100,000, and once such amount is exceeded, Seller shall indemnify the Buyer Group Members only for the amount in excess of such amount; and

(B) Subject to Paragraph (C) below in no event shall the aggregate amount required to be paid by Seller pursuant to clauses (i) or (ii) of this Section 9.1(a) exceed $500,000; and

(C) Notwithstanding the foregoing, no limitation of indemnity obligations shall apply to clause (iii) above , or any failure to comply with the warranty obligations of Seller set forth in Section 6.9.

(b) The indemnification provided for in Section 9.1(a) shall terminate one year after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 9.1(a) thereafter), except that the indemnification by Seller shall continue as to:

(i) the representations and warranties set forth in Sections 4.1 and 4.2(a), as to which no time limitation shall apply;

(ii) the covenants of Seller set forth in Section 6.1, which shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof;

(iii) any liability described in Section 9.1 (a) (C), which indemnification shall terminate three years after the Closing Date;

(iv) any Losses or Expenses of which any Buyer Group Member has validly given a Claim Notice to Seller in accordance with the requirements of Section 9.3 or Section 9.5(a), as applicable, on or prior to the date such indemnification would otherwise terminate in accordance with this Section 9.1, as to which the obligation of Seller shall continue solely with respect to the specific matters in such Claim Notice until the liability of Seller shall have been determined pursuant to this Article IX, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article IX; and

(v) any representation or warranty or covenant whose breach by Seller results in liability of Buyer to any Seller Group Member, which indemnification shall continue until thirty days after expiration of all applicable statutes of limitations pertaining to the right of any Seller Group Member to assert any claim against Buyer.

9.2. Indemnification by Buyer.

(a) Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from: (i) any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement; (ii) any breach by Buyer of any of its covenants or agreements in this Agreement; (iii) any Assumed Liability (as described in Section 2.3); or (iv) the conduct and operations of the Business or the use of the Purchased Assets following the Closing Date; provided, however, that:

(A) Subject to Paragraph (C) below, Buyer shall not be required to indemnify and hold harmless under clauses (i) or (ii) of this Section 9.2(a) with respect to Losses and Expenses incurred by Seller Group Members (other than Losses and Expenses incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1 and 5.2(a), as to which this proviso shall have no effect) unless the aggregate amount of such Losses and Expenses subject to indemnification by Buyer exceeds $100,000, and once such amount is exceeded, Buyer shall indemnify the Seller Group Members only for the amount in excess of such amount;

(B) in no event shall the aggregate amount required to be paid by Buyer pursuant to clauses (i) or (ii) of this Section 9.2(a) exceed $500,000; provided, further, that the cap set forth in this clause (B) shall not apply to any breach by Buyer of Section 6.1; and

(C) Notwithstanding the foregoing, no limitation of indemnity obligations shall apply to clauses (iii) or (iv) above.

(b) The indemnification provided for in Section 9.2(a) shall terminate one year after the Closing Date (and no claims shall be made by Seller under Section 9.2(a) thereafter), except that the indemnification by Buyer shall continue as to:

(i) the representations and warranties set forth in Sections 5.1 and 5.2(a), as to which no time limitation shall apply;

(ii) the covenants of Buyer set forth in Section 6.1, which shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof;

(iii) any Assumed Liability, which indemnification shall terminate three years after the Closing Date;

(iv) the conduct and operations of the Business or the use of the Purchased Assets following the Closing Date, which indemnification shall terminate three years after the Closing Date; and

(v) any Losses or Expenses of which any Seller Group Member has validly given a Claim Notice to Buyer in accordance with the requirements of Section 9.3 or Section 9.5(a), as applicable, on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.2, as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article IX, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article IX.

9.3. Notice of Claims. Any Buyer Group Member or Seller Group Member (the “Indemnified Party”) seeking indemnification hereunder shall promptly give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of, arising out of or involving a pending or threatened claim, demand, action or suit made or brought by any third Person as to which indemnification will be sought (each such claim, demand, action or suit being a “Third Person Claim”) shall be given in accordance with Section 9.5(a); provided, further, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

9.4. Determination and Payment of Amount.

(a) After the giving of any Claim Notice pursuant to Section 9.3 or Section 9.5(a), as applicable, the amount of indemnification to which an Indemnified Party shall be entitled under this Article IX shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

(b) In calculating any Loss or Expense, there shall be deducted any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer).

9.5. Third Person Claims.

(a) Any party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a pending or threatened Third Person Claim shall notify the Indemnitor in writing, and in reasonable detail, of the Third Person Claim within 10 days after receipt by such Indemnified Party of written notice of the Third Person Claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitor relating to the Third Person Claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a Third Person Claim, the Indemnified Party shall notify the Indemnitor with a copy of the complaint within five Business Days after receipt thereof and shall deliver to the Indemnitor within seven Business Days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the Third Person Claim. The failure to give notice as provided in this Section 10.5(a) shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b) The Indemnitor shall have the sole and absolute right, at its option and at its own expense, to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Person Claim against any Indemnified Party as to which indemnification will be sought by such Indemnified Party from such Indemnitor hereunder, and in any such case such Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that:

(i) the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnitor has so elected to conduct and control the defense thereof (provided, further, that if there exists a conflict of interest (including the availability of one or more legal defenses to the Indemnified Party which are not available to the Indemnitor) that would make it inappropriate in the reasonable judgment of the Indemnified Party (upon and in conformity with advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnitor, then the Indemnified Party will be entitled to retain one counsel reasonably acceptable to the Indemnitor, at the expense of the Indemnitor, provided that the Indemnified Party and such counsel will contest such Third Party Claim in good faith); and

(ii) the Indemnitor shall not, without the written consent of the Indemnified Party (which written consent shall not be unreasonably withheld), pay, compromise or settle any such Third Person Claim if such payment, compromise or settlement would obligate the Indemnified Party to pay money, to perform obligations or to admit liability.

(c) To the extent the Indemnitor elects not to defend any Third Person Claim, and the Indemnified Party defends against or otherwise deals with any such Third Person Claim, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding. The Indemnified Party may not pay, compromise or settle any Third Person Claim if it would obligate the Indemnitor to pay money, to perform obligations or to admit liability without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld).

9.6. Adjustment to Purchase Price. Any payment by Buyer or Seller under this Article IX shall be treated by the parties as an adjustment to the Purchase Price.

9.7. Limitations.

(a) In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article IX, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

(b) In the event that Seller is conducting any defense against a Third Person Claim for which a Buyer Group Member has sought indemnification pursuant to Section 10.1(a), expenses incurred by Seller in connection therewith, including legal costs and expenses, shall constitute Expenses for purposes of determining the maximum aggregate amount to be paid by Seller pursuant to Section 10.1(a).

9.8. Exclusive Remedies. Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance), if the Closing occurs, this Article IX shall be the exclusive remedy in respect of the Purchased Assets, the Excluded Assets, the Assumed Liabilities, the Excluded Liabilities, the Business or the subject matter of this Agreement and the transactions contemplated hereby, including for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement). Notwithstanding the foregoing, each of Buyer and Seller agrees and acknowledges that the other Transaction Documents may contain remedies and obligations, including indemnification obligations, and that, in such case, those provisions shall govern the obligations, liabilities and indemnities of the parties thereto with respect to the transactions contemplated by such agreements.

9.9. Mitigation. Each of the parties hereto agrees to take all commercially reasonable steps to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder.

ARTICLE X

TERMINATION

10.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual consent of Buyer and Seller;

(b) by Buyer or Seller if the Closing shall not have occurred on or before June 30, 2008 (or such later date as may be mutually agreed to by Buyer and Seller); or

(c) by Buyer or Seller if any court of competent jurisdiction in the United States or other United States Governmental Body shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

10.2. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 11.1 shall give notice of such termination to the other party to this Agreement.

10.3. Effect of Termination. If this Agreement is terminated pursuant to this Article X, all further obligations of the parties under this Agreement (other than under this Section 11.3 and Sections 11.2 and 11.10, which shall survive any termination of this Agreement pursuant to this Article X) shall be terminated without further liability of any party to the other; provided, however, that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

ARTICLE XI

GENERAL PROVISIONS

11.1. Survival. All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement through the period during which claims for indemnification may be made for such representations and warranties pursuant to Article VI and Article IX (at which time such representations and warranties shall terminate). Except for Section 3.2, Section 6.1 and Sections 11.2 through 11.18 and Article VI and Article IX, none of the covenants and obligations contained in this Agreement shall survive the Closing Date.

11.2. Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, if the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets; provided, however, that after the Closing Buyer may use or disclose any confidential information included in the Purchased Assets or otherwise reasonably related to the Business or the Purchased Assets; provided, further, that to the extent that a Person receiving confidential information hereunder may become legally compelled to disclose any of such confidential information, such Person (a) may only disclose such information if it will first have used commercially reasonable efforts to, and, if practicable, will have afforded the other party the opportunity to, obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed and (b) if such protective order or other remedy is not obtained, or the other party waives such Person’s compliance with the provisions of this Section 11.2, it will only furnish that portion of the confidential information which is legally required to be so disclosed. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information (i) which is or becomes generally available to the public other than as a result of a disclosure by the party receiving the confidential information, (ii) that was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party or (iii) becomes available to the receiving party from a Person other than the disclosing party or its Affiliates who is not, to the receiving party’s knowledge, subject to any legally binding obligation to keep such information confidential.

11.3. No Public Announcement. Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange or securities laws, rules or regulations, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, that Section 11.2 and 11.3 shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and Securities and Exchange Commission disclosure obligations. Notwithstanding Section 11.2 or this Section 11.3, in the case of disclosures to comply with securities laws, rules and regulations, disclosure by a party shall be deemed to be legally compelled or required, if legal counsel to such party advises such disclosures are prudent to minimizing litigation risks and no requirement to seek a protective order or other remedy shall apply.

11.4. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, transmitted via facsimile (but only if followed by transmittal by overnight courier service or hand delivery), when sent by registered or certified mail, postage prepaid, or by overnight courier service addressed as follows:

If to Seller or Brunswick, to:

Brunswick Corporation

1 N. Field Court

Lake Forest, Illinois 60045

Attention: General Counsel

Fax: (847) 735-4433

If to Buyer, to:

Fountain Powerboat Industries, Inc.

1653 Whichards Beach Road

Washington, DC 27889

Attention: Chief Executive Officer

Fax: (252) 975-0750

or to such other Person, address or facsimile number as such party may indicate by a notice delivered to the other party hereto.

11.5. Successors and Assigns; Third Party Beneficiaries.

(a) Buyer may not assign this Agreement or its rights hereunder or delegate its obligations under this Agreement without the prior written consent of Seller and any attempt to do so without such consent shall be null and void.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person, other than the parties and successors and assigns permitted by this Section 11.5 any right, remedy or claim under or by reason of this Agreement.

11.6. Access to Records after Closing.

For a period of 5 years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of Seller transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 11.6. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such 5-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

11.7. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including the Confidentiality Agreement. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

11.8. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

11.9. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

11.10. Expenses. Except as otherwise expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

11.11. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

11.12. Further Assurances. From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its commercially reasonable efforts to secure to Buyer the benefits thereof in some other manner, or (b) which are otherwise not transferable or assignable, to use its commercially reasonable efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Seller thereunder).

11.13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.

11.14. Mediation. If a dispute arises after the Closing between the parties hereto relating to this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby, prior to the commencement of any suit, action or proceeding relating thereto, the parties shall submit such dispute to non-binding mediation.

11.15. Submission to Jurisdiction. Seller and Buyer hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of the United States District Court for the Northern District of Illinois and the jurisdiction of any court of the State of Illinois located in Chicago, Illinois and waive any and all objections to jurisdiction that they may have under the laws of the State of Illinois or the United States.

11.16. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.17. Schedules. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement. Seller may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or create any Schedule, in order to add information or correct previously supplied information. No such supplemental, amended or additional Schedule shall be deemed to cure any breach for purposes of Section 7.1. If, however, the Closing occurs, any such supplement, amendment or addition will be effective to cure and correct for all other purposes any breach of any representation, warranty or covenant which would have existed if Seller had not made such supplement, amendment or addition, and all references to any Schedule hereto which is supplemented or amended as provided in this Section 11.17 shall for all purposes after the Closing be deemed to be a reference to such Schedule as so supplemented or amended.

11.18. Disclaimer of Warranties. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, SELLER IS SELLING THE PURCHASED ASSETS ON AN “AS IS, WHERE IS” BASIS AND SELLER DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES, WHETHER

EXPRESS OR IMPLIED, WITH RESPECT TO THE BUSINESS, THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES. SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Without limiting the generality of the foregoing, Buyer acknowledges that Seller makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer or any of its Affiliates, counsel, advisors, accountants or other representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or any other aspects of the future business and operations of the Business or (b) any other information or documents made available to Buyer or its counsel, advisors, accountants or other representatives, except as expressly set forth in this Agreement. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Purchased Assets as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of the Transaction Documents.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

BAJA MARINE CORPORATION

By:	/s/ Richard C. Stone
Name:	Richard C. Stone
Title:	President

BAJA By FOUNTAIN, INC

By:	/s/ R. M. Fountain, Jr.
Name:	Reginald M. Fountain, Jr.
Title:	Chairman & CEO

FOUNTAIN POWERBOAT INDUSTRIES, INC.

By:	/s/ R. M. Fountain, Jr.
Name:	Reginald M. Fountain, Jr.
Title:	Chairman & CEO

The undersigned hereby agrees to perform any and all obligations of Baja Marine Corporation (“Seller”) under this Agreement, if Seller fails to perform or unreasonably delays performance.

BRUNSWICK CORPORATION

By:	/s/ Richard C. Stone
Name:	Richard C. Stone
Title:	Vice President and President, Sea Ray Division

Signature Page

to

Asset Purchase Agreement

DISCLOSURES

Schedule 2.1(a)	Equipment, tooling and other tangible personal property relating to the Purchased Models

Schedule 2.1(b)	Trademarks Owned by Seller

Schedule 2.1(g)	URLs, website content, telephone and telephone facsimile numbers and other directory listings

Schedule 3.1	Delivery Schedule

Schedule 4.3	Personal Property – Equipment, tooling and other tangible personal property relating exclusively to the Purchased Models

Schedule 4.4(a)	Trademarks

Schedule 4.4(f)	Status of Trademarks

Schedule 4.6	Contracts

Schedule 4.7	Status of Contracts

Schedule 4.8	Business Employees

Schedule 2.1(a)

Equipment, Tooling and Other Tangible Personal Property Relating to the Purchased Models

(See Attached)

Schedule 2.1(b)

Trademarks Owned by Seller

MARK	COUNTRY	CURRENT OWNER	APPL. NO/ DATE	REG. NO/. DATE	GOODS/ SERVICES	STATUS
.38 SPECIAL	United States	Baja Marine Corporation	76/128,723 9/15/2000	2,478,143 8/14/2001	Class 12 Boats	Registered

BAJA	Brazil	Baja Marine Corporation	823,420,973 11/24/2000		Class 12 Boats	Pending

BAJA	Canada	Baja Marine Corporation	694,467 11/26/1991	404,198 10/23/1992	Class12 Boats	Registered

BAJA	European Union	Baja Marine Corporation	1745363 7/7/2000	001745363 5/6/2004	Class 12 Boats	Registered

BAJA	Federation of Russia	Baja Marine Corporation	20055709462 4/22/2005	320103 1/29/2007	Class 12 Boats	Registered

BAJA	Mexico	Baja Marine Corporation	129078 12/13/1991	562011	Class 12 Boats	Registered

BAJA	United States	Baja Marine Corporation	72/436,496 9/22/1972	975,381 12/25/1973	Class 12 Boats	Registered

BAJA (WORD MARK)	Ukraine	Baja Marine Corporation	M200500487 4/22/2005	7111 1/15/2007	Class 12 Boats	Registered

H2X	United States	Baja Marine Corporation	76/127,125 9/14/2000	2,480,056 8/21/2001	Class 12 Boats	Registered

ISLANDER	United States	Baja Marine Corporation	75/362,434 9/24/1997	2,227,636 3/2/1999	Class 12 Boats	Registered

OUTLAW	United States	Baja Marine Corporation	75/162,958 9/9/1996	2,799,560 12/30/2003	Class 12 Boats	Registered

SPEED CHANGES YOU	United States	Baja Marine Corporation	76/127,126 9/14/2000	2,529,513 1/15/2002	Class 12 Boats	Registered

W.A.V.	United States	Baja Marine Corporation	75/939,610 3/9/2000	2,495,074 10/2/2001	Class 12 Boats	Expired

WATER ADVENTURE VEHICLE	United States	Baja Marine Corporation	75/939,609 3/9/2000	2,535,055 1/29/2002	Class 12 Boats	Registered

Schedule 2.1 (g)

List of URLs, Website Content, Telephone and Telephone Facsimile Numbers and Other Directory Listings

URLs

URL	Owner	Expiration
BAJASPEEDLEADS.COM	Channel Blade	December 1, 2008
BAJADEALER.COM	Baja Marine Corporation	July 10, 2008
BAJASPLITDECISION.COM	Baja Marine Corporation
BAJAIMAGES.COM	Baja Marine Corporation	July 21, 2008
BAJAPOKERRUN.COM	Baja Marine Corporation
BAJALUCKY7.COM	Baja Marine Corporation
BAJA-POWERBOAT.COM	Channel Blade	September 12, 2008
BAJA-PERFORMANCE-BOAT.COM	Channel Blade	September 12, 2008
BAJA-SPPEDBOAT.COM	Channel Blade	September 12, 2008
BAJASPEEDBOATS.COM	Channel Blade	September 12, 2008
HOTBAJABOATS.COM	Channel Blade	September 12, 2008
baja.eu	Brunswick European Group Sprl
BAJABOATS.BIZ	Brunswick Corporation	October 15, 2008
bajaboats.net	Brunswick Corporation	May 31, 2008
bajamarine.com	Brunswick Corporation
bajamarine.net	Brunswick Corporation	May 31, 2008
baja-offshore.com	Brunswick Corporation
bajaracing.net	Brunswick Corporation

The URLs identified above as owned by Channel Blade are not owned by Seller or Brunswick.

The Website content for each of the URLs is subject to an agreement between Brunswick and Channel Blade, a copy of which has been provided to Buyer. Neither Seller nor Brunswick represents that it owns the Website content.

Telephone Number: 877-321 BAJA

Schedule 3.1

Delivery Schedule

(See Attached)

Schedule 4.3

Personal Property

(See Attached)

Schedule 4.4(a)

Trademarks

MARK	COUNTRY	CURRENT OWNER	APPL. NO/ DATE	REG. NO/. DATE	GOODS/ SERVICES	STATUS
.38 SPECIAL	United States	Baja Marine Corporation	76/128,723 9/15/2000	2,478,143 8/14/2001	Class 12 Boats	Registered

BAJA	Brazil	Baja Marine Corporation	823,420,973 11/24/2000		Class 12 Boats	Pending

BAJA	Canada	Baja Marine Corporation	694,467 11/26/1991	404,198 10/23/1992	Class12 Boats	Registered

BAJA	European Union	Baja Marine Corporation	1745363 7/7/2000	001745363 5/6/2004	Class 12 Boats	Registered

BAJA	Federation of Russia	Baja Marine Corporation	20055709462 4/22/2005	320103 1/29/2007	Class 12 Boats	Registered

BAJA	Mexico	Baja Marine Corporation	129078 12/13/1991	562011	Class 12 Boats	Registered

BAJA	United States	Baja Marine Corporation	72/436,496 9/22/1972	975,381 12/25/1973	Class 12 Boats	Registered

BAJA (WORD MARK)	Ukraine	Baja Marine Corporation	M200500487 4/22/2005	7111 1/15/2007	Class 12 Boats	Registered

H2X	United States	Baja Marine Corporation	76/127,125 9/14/2000	2,480,056 8/21/2001	Class 12 Boats	Registered

ISLANDER	United States	Baja Marine Corporation	75/362,434 9/24/1997	2,227,636 3/2/1999	Class 12 Boats	Registered

OUTLAW	United States	Baja Marine Corporation	75/162,958 9/9/1996	2,799,560 12/30/2003	Class 12 Boats	Registered

SPEED CHANGES YOU	United States	Baja Marine Corporation	76/127,126 9/14/2000	2,529,513 1/15/2002	Class 12 Boats	Registered

W.A.V.	United States	Baja Marine Corporation	75/939,620 3/9/2000	2,495,074 10/2/2001	Class 12 Boats	Expired

WATER ADVENTURE VEHICLE	United States	Baja Marine Corporation	75/939,609 3/9/2000	2,535,055 1/29/2002	Class 12 Boats	Registered

Schedule 4.4 (f)

Status of Trademarks

1.	BAJA trademark in Brazil (Application No. 823420973) is currently in the appeal process before the Brazilian Trademark Office.

Schedule 4.6

Contracts

(i)	Vendor Contracts - None

(ii)	Dealer Agreements - (See Attached)

Schedule 4.7

Status of Contracts

[No disclosure]

Schedule 4.8

Business Employees

(See Attached)